Exhibit (d)(2)

FORM OF ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), dated as of May 6, 2025, is entered into by and among [ ● ] ([together,] the “Rollover Investor[s]”), Arrow Parent 2025, L.P., a Delaware limited partnership (“Topco”), and Arrow Holdings 2025, Inc., a Delaware corporation and a wholly owned subsidiary of Topco (“Holdings”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Arrow Borrower 2025, Inc, a Delaware corporation and wholly-owned subsidiary of Topco (“Parent”), Arrow Merger Sub 2025, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and AvidXchange Holdings, Inc., a Delaware corporation (the “Company”), are entering into that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), such Merger Agreement describing the Agreement and the transactions contemplated herein;

WHEREAS, as of the date hereof, [the][each] Rollover Investor currently holds the number of shares of the Company Common Stock set forth on Schedule 1 under the caption “Company Common Stock”;

WHEREAS, subject to the terms and conditions of this Agreement and the Merger Agreement, [the][each] Rollover Investor desires, immediately prior to the Effective Time, to contribute, transfer and assign to Topco in accordance with Section 1.1 hereof (the “Contribution”), all of its right, title and interest in a number of shares of the Company Common Stock (such shares, the “Rollover Shares”) equal to (x) the amount set forth on Schedule 1 under the caption “Rollover Amount” (the “Rollover Amount”) divided by (y) the Merger Consideration, such that, in exchange for the Rollover Shares, Holdings shall issue and deliver to [the][such] Rollover Investor newly issued shares of Holdings (the “Holdings Shares”) and, immediately thereafter, Topco shall issue and deliver to [the][such] Rollover Investor newly issued units of Topco (“Topco Units”) in exchange for the Holdings Shares that [the][such] Rollover Investor shall contribute to Topco;

WHEREAS, Topco and the Rollover Investor[s] agree that the transactions contemplated by this Agreement are intended to, and shall, result in the Rollover Investor[s] investing in the Topco Units through the Contribution at the same price per unit at which affiliates of the Guarantors shall acquire Topco Units at the Contribution Closing (as hereinafter defined); and

WHEREAS, concurrently with Closing, (i) Topco, the Rollover Investor[s] and the Guarantors (or Affiliates of the Guarantors) will enter into a limited partnership agreement of Topco (the “Topco LPA”) including the terms set forth on Exhibit A hereto and a side letter to the Topco LPA in the form provided to Michael Praeger on or prior to the date hereof (the “Side Letter”) and (ii) Topco will adopt a management incentive plan, the material terms and conditions of which are set forth on Exhibit B hereto.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.               Contribution of the Rollover Shares.

1.1          Contribution of the Rollover Shares in Exchange for the Exchange Units. On the terms and conditions set forth herein, (a) [the][each] Rollover Investor agrees, immediately prior to the Effective Time (the “Contribution Closing”), to (i) contribute, transfer and assign to Holdings the Rollover Shares, free and clear of any and all Liens (as defined in Section 2.3 below), other than transfer restrictions imposed under applicable securities Laws or contemplated by the Company’s organizational documents (which, in any event, will not prevent the Contribution), (ii) subscribe for the Holdings Shares in exchange for the Rollover Shares, and (iii) immediately thereafter, contribute the Holdings Shares to Topco in exchange for Topco Units (the “Exchange Units”), and (b) Topco agrees, at the Contribution Closing, to issue to [the][such] Rollover Investor the Exchange Units, free and clear of any and all Liens other than those transfer restrictions imposed by applicable securities Law or contemplated by this Agreement, Topco’s organizational documents and the Topco LPA, in exchange for the contribution by [the][such] Rollover Investor to Topco of the Holdings Shares.

1.3          Topco Deliveries. At the Contribution Closing, Topco shall deliver to [the][each] Rollover Investor (a) customary documentation evidencing the issuance of the Exchange Units to [the][such] Rollover Investor and (b) a duly executed counterpart to the Topco LPA and Side Letter.

1.4          Rollover Investor Deliveries. At the Contribution Closing, [the][each] Rollover Investor shall deliver to Topco and Holdings (a) a stock power with respect to the Rollover Shares, duly executed, in a form attached hereto as Exhibit C, (b) a duly executed counterpart to the Topco LPA, (c) a duly completed and executed IRS Form W-9 or appropriate IRS Form W-8 (together with any appropriate attachments) and such other documentation as may be necessary or reasonably advisable for Topco, Holdings or any of their Affiliates to reduce or eliminate withholding or other taxes or comply with any tax or information reporting regime and that are requested by Topco or Holdings prior to the Contribution Closing, and (d) a duly executed counterpart to the Topco LPA and Side Letter.

1.5          Contribution to Parent. At the Closing, immediately following the receipt of the Rollover Shares, Holdings shall indirectly contribute to Parent (through a series of contributions by Holdings and its wholly owned Subsidiaries in the ownership chain between Topco and Parent) the Rollover Shares (each contribution, a “Subsequent Contribution”). Each Subsequent Contribution is intended to qualify as a transaction governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 2.               Representations and Warranties of Topco. Topco hereby represents and warrants to the Rollover Investor[s] as follows:

2.1          Organization. Topco is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to own its properties and to carry on its business as currently conducted.

2.2          Authority; Enforceability. Topco has all requisite power and authority to execute, perform and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and such other agreements or instruments, and the consummation of the transactions contemplated herein and therein, have been (or, with respect to such other agreements or instruments will be) duly and validly authorized by Topco, and no other proceedings on the part of Topco are required to authorize the execution, delivery and performance of this Agreement and such other agreements and instruments. This Agreement constitutes (and, when executed and delivered by Topco, each of such other agreements or instruments will constitute), assuming the due authorization, execution and delivery hereof by the other parties hereto, the legal, valid and binding obligation of Topco, enforceable against Topco in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors, and general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

2.3          Interests Duly Authorized. All of the Exchange Units to be issued to the Rollover Investor[s] under this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued in compliance with Applicable Law or exemptions therefrom, fully paid and non-assessable without being subject to preemptive or similar rights, and shall be free of rights of first refusal or similar rights (except transfer restrictions imposed by applicable securities Law or such rights granted to the Rollover Investor[s] and the other equity owners of Topco pursuant to, or limitations set forth in or contemplated by, Topco’s organizational documents and the Topco LPA). Following compliance with the obligations under Section 1.1, the Rollover Investor[s] will acquire good, valid, and marketable title to the Exchange Units, free and clear of all mortgages, liens, pledges, charges, claims, security interests, agreements, and encumbrances whatsoever (“Liens”), other than those transfer restrictions imposed by applicable securities Law or contemplated by this Agreement, Topco’s organizational documents and the Topco LPA.

2.4          No Conflicts; No Consents. The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Topco do not, and will not, with or without the giving of notice or passage of time or both, other than as provided in the Merger Agreement with respect to the Merger and the other Transactions, violate, conflict with or result in the material breach of any term or provision of, or require any material notice, filing or consent under (i) Topco’s organizational documents, (ii) Law applicable to Topco or any of Topco’s assets or properties, (iii) any judgment, decree, writ, injunction, Governmental Order or award of any Governmental Authority binding upon Topco or any of Topco’s assets or properties, or (iv) any agreement to which Topco is a party or by which any of its assets or properties is bound. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other Person, on the part of Topco is required to be made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than (A) as provided in the Merger Agreement with respect to the Merger and the other Transactions or (B) any filings as may be required under Regulation D promulgated under the Securities Act or applicable state “Blue Sky” Laws.

2.5          Pari Passu. The Exchange Units issued to the Rollover Investor[s] are in the same class and being issued at the same price per unit as those Topco Units being issued and/or acquired by the affiliates of the Guarantors in connection with the Merger and the transactions contemplated by the Merger Agreement.

2.6          No Other Representation. Topco has received no other representations or warranties from the Rollover Investor[s] or any other Person acting on behalf of the Rollover Investor[s], other than those contained in Section 3 of this Agreement.

Section 3.               Representations and Warranties of the Rollover Investor. [The][Each] Rollover Investor hereby represents and warrants to Topco as follows:

3.1          Ownership and Title of Rollover Shares. The Rollover Investor is the sole record or beneficial owner of the Rollover Shares, having good and marketable title thereto, free and clear of any Liens, other than those transfer restrictions imposed by applicable securities Law or contemplated by the Company’s organizational documents (which, in any event, will not affect, delay or prevent the Contribution), and no person has a right to acquire any of such securities. Except as contemplated under this Agreement and the Merger Agreement, there are no outstanding subscriptions, options, warrants, rights, calls, Contracts, commitments, understandings or agreements to purchase or otherwise acquire, or relating to the issuance of, any of the Rollover Investor’s Rollover Shares.

3.2          Authority; Enforceability. (i) If the Rollover Investor is not a natural person, the Rollover Investor is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted; (ii) the Rollover Investor has the legal capacity (if a natural person) and has all requisite power and authority to execute and deliver this Agreement and to perform its, his or her obligations hereunder and to consummate the transactions contemplated hereby; (iii) if the Rollover Investor is not a natural person, the execution, delivery and performance by the Rollover Investor of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action of the Rollover Investor; (iv) if the Rollover Investor is a trust, Rollover Investor has been duly created and is validly existing and being administered under the laws of the jurisdictions in the which the trustees thereof are resident and the trust is sitused, and the person executing this Agreement in his or her capacity as trustee of the Rollover Investor has been duly appointed and is validity acting as such trustee with all trust power and authority to execute and deliver this Agreement and the Topco LPA; and (v) this Agreement constitutes (and, when executed and delivered by the Rollover Investor, each of such other agreements or instruments will constitute), assuming the due authorization, execution and delivery hereof by Topco, the legal, valid and binding obligation of the Rollover Investor, enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors, and general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law. There are no consents of any other person that have not already been obtained and are required in connection with the execution and delivery of this Agreement or the Topco LPA, and the consummation of the transactions contemplated hereby and thereby.

3.3          Investment Intent. The Rollover Investor is acquiring the Exchange Units for the Rollover Investor’s own account as principal, for investment purposes only, not for any other Person and not for the express purposes of resale or distribution. The Rollover Investor is not subscribing for the Exchange Units from Topco in a fiduciary capacity.

3.4          Financial Status. The Rollover Investor (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or (ii) an entity in which all equity owners are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Rollover Investor is able to bear the economic risk of an investment in the Exchange Units for an indefinite period of time, has adequate means of providing for its current financial needs and business contingencies, has no need for liquidity in the investment in the Exchange Units, understands that the Rollover Investor may not be able to liquidate the Exchange Units in an emergency, if at all, and can afford a complete loss of the investment. The Rollover Investor has received no advice from Topco or any of its Affiliates as to the legal, investment or tax consequences of the Contribution contemplated by this Agreement or the Rollover Investor’s investment in the Exchange Units.

3.5          Access to Information. The Rollover Investor has been given the opportunity to ask questions of and receive answers from Topco and its representatives concerning (i) the terms and conditions of the issuance of the Exchange Units and the other transactions contemplated in connection with the Contribution and (ii) the financial condition, operation and prospects of Topco and its subsidiaries after giving effect to the Merger.

3.6          No Other Representation. The Rollover Investor has received no other representations or warranties from Topco or any other Person acting on behalf of the Company or Topco, other than those contained in Section 2 of this Agreement.

3.7          No Conflicts; No Consents. The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by the Rollover Investor do not, and will not, (a) violate, conflict with or result in the breach of (i) any Law applicable to the Rollover Investor; or (ii) any judgment, decree, writ, injunction, Governmental Order or award of any Governmental Authority binding upon the Rollover Investor; (b) violate, conflict with or result in the material breach of any term or provision of, require any material notice or consent under, give rise to a right of termination of, constitute a material default (or event which with or without the giving of notice or passage of time or both, would become a material breach) under, result in the acceleration of, or give rise to a right to accelerate any obligation under, any material Contract to which the Rollover Investor is party; or (c) require the consent of any Governmental Authority to be obtained or made by the Rollover Investor, except, in the case of clauses (a), (b) and (c), for such violations, conflicts or breaches that would not reasonably be expected to prevent or materially delay the consummation by the Rollover Investor of the transactions contemplated hereby.

Section 4.               Agreements and Acknowledgements of the Rollover Investor. [The][Each] Rollover Investor hereby agrees and acknowledges to Topco as follows:

4.1          No Registration. The Rollover Investor understands and agrees that the Exchange Units are being acquired by the Rollover Investor in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom. The Rollover Investor understands that the Exchange Units have not been, and will not be, approved or disapproved by the SEC or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to the Rollover Investor by Topco. No federal or state governmental agency has passed on or made any recommendation or endorsement of the Exchange Units or an investment in Topco.

4.2          Limitations on Disposition and Resale. The Rollover Investor understands and acknowledges that the Exchange Units have not been and will not be registered under the Securities Act, or the securities laws of any state and, unless the Exchange Units are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities Laws of any state or foreign jurisdiction . Except as required by the Topco LPA, the Rollover Investor agrees not to sell, transfer or otherwise dispose of the Exchange Units unless the Exchange Units have been so registered or an exemption from the requirement of registration is available under the Securities Act or any applicable state securities Laws. The Rollover Investor further acknowledges and agrees that its ability to dispose of the Exchange Units will be subject to restrictions contained in the Topco LPA. The Rollover Investor recognizes that there will not be any public trading market for Topco Units and, as a result, the Rollover Investor may be unable to sell or dispose of its interest in Topco. The Rollover Investor further acknowledges and agrees that Topco shall have no obligation to register any Topco Units or shares of Topco into which Topco Units may be convertible.

4.3          Legend. The Rollover Investor acknowledges and agrees that the Topco Units received in the Contribution, to the extent represented by physical certificates, will bear the following legend (or one to substantially similar effect):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A LIMITED PARTNERSHIP AGREEMENT DATED AS OF [______ ], 2025 (AS MAY BE AMENDED FROM TIME TO TIME) AND MAY NOT BE VOTED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

4.4.         Other Agreements and Acknowledgements. The Rollover Investor hereby pledges the Rollover Shares to Topco to secure the performance in full of the obligations of the Rollover Investor under this Agreement. The Rollover Investor agrees that it shall, upon request, execute and deliver any additional documents or instruments or take, or cause to be taken, such other actions as may be reasonably deemed by Topco to be necessary or advisable to carry out the intent or purposes of this Agreement, which documents shall be subject to reasonable review and comment in good faith consultation with the Rollover Investor and/or [his or her][his, her or its] counsel. The Rollover Investor with respect to the Rollover Shares hereby consents to the filing of a financing statement and agrees and hereby authorizes the Company to place a stop-transfer order with respect to the Rollover Shares.

4.5.         Rollover Investor Covenants and Release.

(a) Effective as of the Closing, except with respect to the Excluded Claims, as defined below, the Rollover Investor, on behalf of the Rollover Investor and her, his or its successors, assigns, spouse and next of kin (collectively, the “Releasing Parties”), forever waives, releases, remises and discharges Topco, each Acquired Company, each Guarantor, and their respective predecessors, successors, subsidiaries and Affiliates and, in their capacities as such, the stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans of the foregoing (collectively, the “Released Parties”) from any claim or liability that such Releasing Parties may currently have, or may have in the future, (i) arising prior to, on or after the Closing Date (so long as the events giving rise to such claim or liability occurred prior to the Closing), (ii) relating to any alleged inaccuracy or miscalculations in, or otherwise relating to the allocation of the Merger Consideration, Option Consideration or RSU Consideration, or payments made in accordance therewith, (iii) relating to the approval or consummation of the transactions contemplated hereby, contemplated by the Merger Agreement or any transaction document contemplated hereby or thereby, including any alleged breach of any duty by any officer, manager, director, stockholder or other owner of any shares of Company Common Stock or (iv) any claims under the certificate of incorporation, bylaws and other charter and organizational documents of any Acquired Company (collectively, the “Released Claims”). Except with respect to the Excluded Claims, the Rollover Investor (on behalf of the Releasing Parties) (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any claim, contention, demand, cause of action (at law or in equity) or liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 4.5(a) and (ii) acknowledges that the Releasing Parties may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Released Claims, but it hereby expressly agrees that, on and as of the Effective Time, the Rollover Investor (on behalf of the Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.  Except for the Excluded Claims, without limitation of the foregoing, the Rollover Investor (on behalf of the Releasing Parties) hereby waives the application of any provision of law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  The Rollover Investor (on behalf of the Releasing Parties) hereby acknowledges and agrees that if the Rollover Investor or any other Releasing Party should hereafter make any claim or demand or commence or threaten to commence any Proceeding against any Released Party with respect to any Released Claim, this Section 4.5(a) may be raised as a complete bar to any such Proceeding.  For purposes of this Agreement, “Excluded Claims” shall mean any claims or liability in any way relating to the following: (a) the Rollover Investor’s rights to full and complete payment for the Rollover Investor’s Company Common Stock, Company Options and Company RSU Awards (if any) in accordance with the Merger Agreement, in each case, that are not Rollover Shares, (b) any rights to earned but unpaid wages or compensation, unpaid vacation and unreimbursed business expenses of the Releasing Parties, (c) the obligations of any insurer to the Releasing Parties under any insurance policy, including, without limitation, directors’ and officers’ liability insurance, (d) any right of indemnification or advancement of expenses under applicable legal requirements, the Company or its affiliates’ organizational documents or otherwise available to the Releasing Parties (including under the Merger Agreement or any indemnification agreement), (e) any rights the Releasing Parties have pursuant to any employment agreements, award agreements or indemnification agreements, (f) any rights the Releasing Parties have in connection with any employee benefit plans of the Company or any of its Affiliates, (g) any rights the Releasing Parties have to enforce this Rollover Agreement [and the Voting and Support Agreement] and (h) any rights as member and equity holder of Topco.

(b) During the period from the date hereof until the third anniversary of the Closing Date, Rollover Investor agrees that she, he or it shall not, and shall not permit her, his or its respective Affiliates to, directly or indirectly through another person, engage in a Competitive Business anywhere in the world. For purposes of this Agreement, “Competitive Business” shall mean (i) any corporation, partnership, person, or other entity that is developing, marketing, distributing, selling, providing or licensing accounts payable and commercial payment products, services, software or technology, of any kind, whether provided individually or bundled together, including but not exclusive to invoice and accounts payable automation and processing software and services, invoice workflow configuration and automation, accounts payable and commercial/business to business payment processing products and services, and factoring/financing programs for payments between commercial buyers and their suppliers or payees (collectively, the “Business”), (ii) any business that develops, produces, manufacturers or sells products or services incidentally or primarily related to the Business, (iii) any other business directly in competition with the Business and (iv) any other line of business in which the Acquired Companies were materially engaged or was actively pursuing as of the Closing Date. Nothing herein shall prohibit the Rollover Investor from being a passive owner of not more than 5% of the outstanding equity interest in any publicly-traded entity, so long as the Rollover Investor has no active participation in the business of such entity, or from making investments in hedge funds or private equity funds or similar managed vehicles.

(c) The Rollover Investor agrees that during the period from the date hereof until the third anniversary of the Closing Date, Rollover Investor shall not, and shall not permit her, his or its respective Affiliates to, directly or indirectly through another person, hire any employee or independent contractor of the Acquired Companies, or solicit, induce, recruit or encourage any such employee or independent contractor to leave the employ of, or reduce the services provided to, Topco, Parent, the Acquired Companies, or encourage or attempt to do any of the foregoing, either for the Rollover Investor’s own purposes or for any other person or entity. Notwithstanding the foregoing, nothing herein shall prevent the Rollover Investor from placing general advertisements online or in the print media for the purpose of employee recruitment that are not directed at employees of Topco, Parent or the Acquired Companies or from providing a reference to a third-party employer, upon request. In addition, the Rollover Investor may solicit and/or hire independent contractors who are not exclusively providing services to any of Topco, Parent or the Acquired Companies as long as such independent contractor does not as a result leave the employ of, or reduce the services provided to any of Topco, Parent or the Acquired Companies, as applicable.

(d) The Rollover Investor agrees that during the period from the date hereof until the third anniversary of the Closing Date, the Rollover Investor shall not, and shall not permit her, his or its respective Affiliates to, directly or indirectly through another person, (A) interfere with, subvert, disrupt or alter the relationship, contractual or otherwise, between the Acquired Companies and any client, customer, contractor, vendor, supplier, licensor or licensee of the Acquired Companies, or any prospective client, customer, contractor, vendor, supplier, licensor or licensee of the Acquired Companies, (B) solicit, divert or take away or attempt to divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Acquired Companies) of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Acquired Companies, or (C) encourage or attempt to do any of the foregoing, either for the Rollover Investor’s own purposes or for any other person or entity. The foregoing restrictions shall not apply to general advertising and marketing not targeted at the client, customer, contractor, vendor, supplier, licensor or licensee of the Acquired Companies.

(e) The Rollover Investor acknowledges that the restrictions set forth in Sections 4.5(b), 4.5(c) and 4.5(d) are fair and reasonable in all respects. Without limiting the foregoing, the Rollover Investor makes the following acknowledgments:

(i) The Rollover Investor will, by virtue of the Rollover Investor’s position with the Company, have and gain a high level of inside knowledge regarding the Acquired Companies and its business, and as a result, would have the ability to harm or threaten its legitimate business interests, including without limitation, its goodwill, technologies, intellectual property, business plans, processes, methods of operation, customers, customer lists, referral sources, vendors and vendor contracts, financial and marketing information, and other trade secrets.

(ii) The Rollover Investor will provide services or have significant presence or influence on behalf of the Acquired Companies within the entire Geographic Area due to the nature of the Acquired Companies’ business, which is conducted extensively throughout the Geographic Area.

(iii) The Rollover Investor has received sufficient consideration in exchange for the covenants made herein.

(iv) The Rollover Investor acknowledges that Topco and Parent would be unwilling to enter into the Merger Agreement and the transaction documents contemplated hereby or thereby, or consummate the transactions contemplated thereby, in the absence of this Agreement, and that the covenants contained herein constitute a material inducement to Topco and Parent to enter into, and consummate the transactions contemplated by (including payments of the amounts contemplated by), the Merger Agreement and the transaction documents contemplated hereby or thereby.  Without limiting the generality of the foregoing, the Rollover Investor (on his, her or its own behalf and on behalf of his, her or its Affiliates) acknowledges and agrees that the restrictions contained in this Section 4.5 are reasonable and necessary to protect the legitimate interests of Topco and Parent, and it is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 4.5 are for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 4.5, and this Section 4.5 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the further intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable legal requirements, or in any way construed to be too broad or to any extent invalid, such provision shall (to the maximum extent permitted by applicable legal requirements) not be construed to be null, void and of no effect, but instead shall be construed and interpreted or reformed to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable legal requirements.  If the Rollover Investor breaches any provision of Section 4.5(b), Section 4.5(c) or Section 4.5(d), with respect to such breached provision, the periods set forth therein, as applicable, shall be tolled and shall not run for the length of such breach.

Section 5.              Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), the parties hereto intend to treat (i) the contribution of the Rollover Shares and issuance of the Holdings Shares in exchange for the contribution of the Rollover Shares, pursuant to Section 1.1, as a tax-free exchange pursuant to Section 351 of the Code and (ii) the contribution of the Holdings Shares and issuance of the Exchange Units in exchange for the contribution of the Holdings Shares, pursuant to Section 1.1, as a tax-free exchange pursuant to Section 721(a) of the Code. [The][Each] Rollover Investor acknowledges that it has been advised to consult with its own tax, legal and other advisors regarding the tax consequences of acquiring the Holdings Shares and the Exchange Units, legal matters concerning Holdings and Topco or any other action to be taken in connection with the acquisition of the Holdings Shares and the Exchange Units specifically contemplated hereby.

Section 6.              Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

Section 7.             Consent to Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 7 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by Applicable Law.

Section 8.               Notices. All notices and other communications provided for herein shall be in writing and shall be delivered either by hand, by reputable overnight courier service or by email (in portable document format (“pdf”)) as follows:

(a)        If to Topco, then to:

TPG Partners IX, L.P.
c/o TPG Global, LLC
301 Commerce Street - Suite 3300

Fort Worth, TX 76102

Email: dharding@tpg.com
Attention: Deirdre Harding

with a copy, which shall not constitute notice, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Email: oliver.smith@davispolk.com; darren.schweiger@davispolk.com;

michael.diz@davispolk.com
Attention: H. Oliver Smith; Darren Schweiger; Michael Diz

(b)       If to [the][a] Rollover Investor, then to the address as set forth on [the][such] Rollover Investor’s signature page hereto.

[The][Each] Rollover Investor may change its address or email address for notices and other communications hereunder by notice to Topco and Topco may change its address or email address for notices and other communications hereunder by notice to the Rollover Investor[s], as applicable, in accordance with this Section 8. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (ii) immediately upon delivery by hand or by email transmission. Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day.

Section 9.              Binding Effect; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by (a) the Rollover Investor[s] without the prior written consent of Topco or (b) Topco without the prior written consent of the Rollover Investor[s].

Section 10.            Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission (such as by electronic mail in “.pdf” form) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.             Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings with respect thereto, both written and oral.

Section 12.            Termination of this Agreement. This Agreement shall terminate and no longer have any force or effect upon the mutual written consent of Topco and the Rollover Investor[s] and this Agreement shall terminate automatically, without any action of the parties hereto, upon the valid termination of the Merger Agreement in accordance with its terms without the occurrence of the consummation of the transactions contemplated thereby[; provided, however, that this Agreement shall also terminate and no longer have any force or effect if the Rollover Investor’s employment with the Company is terminated prior to the Closing]1.

Section 13.            Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled under this Agreement or otherwise at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach of this Agreement.

Section 14.            No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit, priority or interest in, under or because of the existence of, this Agreement. In the event of [the][a] Rollover Investor’s death [(in the case of Michael Praeger)], [the][such] Rollover Investor’s estate (or beneficiaries) will have rights to any payments due to [the][such] Rollover Investor under this Agreement or in respect of the Exchange Units.

Section 15.            Further Assurances. Subject to the terms and conditions provided herein, each party hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under Applicable Laws or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

Section 16.            Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 17.            Amendment. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

1 Included for all Rollover Investors other than Michael Praeger, 2014 Green and Gold GRAT and 2015 Green and Gold GRAT.

Section 18.            Trust. If [the][a] Rollover Investor is a trust, references to [the][such] Rollover Investor shall be deemed to be the relevant trust and/or the trustee thereof acting in his or her capacity as such trustee, in each case as the context may require to be most protective of Topco, including for purposes of such trustee’s representations and warranties as to the proper organization of the trust, the power and authority as trustee and the non-contravention of the trust’s governing documents.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first above written.

ARROW PARENT 2025, L.P.
By: ARROW PARENT GENPAR 2025, LLC, its general partner

By:
Name:
Title:

ARROW HOLDINGS 2025, INC.

By:
Name:
Title:

[Signature Page to Rollover Agreement]

[ROLLOVER INVESTOR]

By:
Name:
Title:

Address:

Email:

[Signature Page to Rollover Agreement]

SCHEDULE 1

Name	Company Common Stock	Rollover Amount ($)
[ ● ]	[ ● ]	[ ● ]

Exhibit A

Topco LPA Term Sheet

EXHIBIT B

Management Incentive Plan Term Sheet

EXHIBIT C

FORM OF STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Arrow Parent 2025, L.P., a Delaware limited partnership (“Topco”), [__] ([__]) shares of common stock (the “Purchased Securities”) of AvidXchange Holdings, Inc., a Delaware corporation (the “Company”), standing in the undersigned’s name on the books of the Company, and hereby irrevocably constitutes and appoints the Secretary of the Company attorney-in-fact to sell, assign, and transfer the Purchased Securities on the books of the Company to Topco, and to take all necessary and appropriate action to effect any such sale, assignment, or transfer, with full power of substitution in the premises.

Dated: _______, 2025

[ROLLOVER INVESTOR]

By:
Name:
Title: